Exhibit 4.1

BONUS PLAN OF

SUMMIT GLOBAL PARTNERS, INC.

(Adopted Effective January 12, 2005)

ARTICLE I

INTRODUCTION

This Bonus Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of Summit Global Partners, Inc., (the “Company”) effective as of January 12, 2005. The grant of Awards hereunder shall be subject to approval by the Company’s stockholders as soon as is practical after such date, in a manner which is intended to comply with the requirements of the Delaware General Corporation Law and to the extent necessary to comply with Section 280G(b)(5) of the Code and regulations thereunder as determined by the Board (“Shareholder Approval”). Any bonus award granted by the Company hereunder shall vest, if at all, only upon the consummation of a Liquidity Event prior to the Termination Date.

The purpose of the Plan is to promote the long-term success of the Company by rewarding Key Employees for past contributions to the success of the Company and to encourage such Key Employees to assist the Company to consummate a Liquidity Event. The Plan seeks to achieve these purposes by providing for the payment of Bonus Units to Key Employees that will be settled in cash and/or registered Common Stock of the Buyer.

ARTICLE II

DEFINITIONS

2.1 “Award” means a grant of Bonus Units pursuant to the provisions of the Plan.

2.2 “Board” means the Company’s Board of Directors, as constituted from time to time; provided, however, that if the Board appoints a committee to perform some or all of the Board’s functions hereunder, references in the Plan to the “Board” will be deemed also to refer to that committee.

2.3 “Bonus Unit” means the promise of the Company to cause the Buyer in any Liquidity Event to pay cash and/or issue Shares of such Buyer equal in value to an amount specified in the Award Agreement (the Share component of such payment to be based on the Stock Valuation as of the date of issuance of such Shares).

2.4 “Buyer” shall have the meaning set forth in Section 2.10 below.

2.5 “Buyer Board” means the Board of Directors of the Buyer, as constituted from time to time; provided, however, that if the Buyer Board appoints a committee to perform some or all of the Buyer Board’s administrative functions hereunder, references in the Plan to the “Buyer Board” will be deemed also to refer to that committee in connection with administrative matters to be performed by that committee.

2.6 “Closing” means the consummation of a Liquidity Event.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Common Stock” means the common stock of Buyer.

2.9 “Key Employee” means an employee of the Company or any Subsidiary thereof identified by the Board as being eligible to participate in the Plan.

2.10 “Liquidity Event” means the earlier to occur of (i) the sale, transfer, assignment or other disposition (including by merger, consolidation, recapitalization or otherwise) by stockholders of the Company, in one transaction or a series of related transactions, of at least a majority of the voting power represented by the then outstanding capital stock of the Company, on a fully-diluted basis, taking into consideration all securities then convertible into common stock (regardless of vesting or other such restrictions), to one or more Persons or (ii) the sale of substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization) in one transaction or a series of related transactions, to one or more Persons. In any such case, the ultimate parent entity of such Person or Persons are defined herein as the “Buyer.”

2.11 “Participant” means a Key Employee to whom an Award is granted.

2.12 “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association, other than the Company or Buyer.

2.13 “Plan” means this Bonus Plan of the Company, as amended from time to time.

2.14 “Shares” means shares of Common Stock, subject to substitution or adjustment as provided in Section 4.4 below.

2.15 “Stock Valuation” shall mean the price of a share of Buyer’s Common Stock as of a particular date determined as follows: (i) if traded through the Nasdaq National Market, the average of the closing prices of the Buyer Common Stock over the 20 trading day period ending three trading days prior to the date in question; (ii) if not traded through the Nasdaq National Market, but traded on a securities exchange, the average of the closing prices of the Buyer Common Stock over the 20 day trading period ending three trading days prior to the date in question; (iii) if neither (i) nor (ii) is the case, but Buyer Common Stock is traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20 trading day period ending three trading days prior to the date in question; or (iv) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Buyer Board.

2.16 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

2.17 ‘Termination Date” means March 31, 2005, or such later date as the Board, in its sole discretion, may determine as long as such extension is effected prior to the Termination Date then in existence.

ARTICLE III

ADMINISTRATION

3.1 Board Determination. The Plan shall be administered by the Board prior to a Closing and by the Buyer Board after a Closing. Subject to the provisions of the Plan, the Board or the Buyer’s Board, as applicable, shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Board or the Buyer’s Board, as applicable, shall be final and binding on Participants and persons deriving rights from Participants.

3.2 Board Responsibilities. As soon as possible the Board shall (a) select the Key Employees who are to be eligible to receive Awards under the Plan, (b) determine the value of the Bonus Units to be offered to each such Key Employee, and (c) seek to obtain Shareholder Approval of the grant of Awards to the Key Employees hereunder.

ARTICLE IV

BONUS AWARD

4.1 Basic Limitation. Key Employees, as determined by the Board, shall be granted Awards under the Plan, subject to the terms and conditions and as otherwise provided in Article VI below. Such Awards shall vest and the recipient of such Awards shall be entitled to payments thereunder, if at all, only upon Shareholder Approval of such Award and upon a Closing prior to the Termination Date. Buyer shall be entitled to withhold any amounts required by the Code from any payment in connection with the Awards or other compensation of the Participant as further set forth herein.

4.2 Interest Or Dividend Equivalents. No Participant shall be entitled to receive any interest or dividend equivalent with respect to the Common Stock portion of their Award under the Plan until such Common Stock is issued in the name of such Participant.

4.3 limitations. Shares issued under the Plan may be authorized but unissued Shares or treasury Shares.

4.4 Other Adjustment. In the event of any recapitalization, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, equitable substitutions or adjustments may be made by the Buyer Board to the aggregate number, type and issuer of the securities issued under the Plan and to the number, type and issuer of Bonus Units.

ARTICLE V

ELIGIBILITY

Only Key Employees are eligible to participate in the Plan.

ARTICLE VI

BONUS AWARDS

6.1 Time, Amount and Form of Awarded Bonus. The Awards shall be evidenced by a written agreement executed by the Company (the “Award Agreement”) which entitles the Participant holding the Award Agreement the right to receive payment thereof as specified in this Plan and in the Award Agreement subject to all conditions contained herein and in the Award Agreement. All Awards shall be contingent on a Closing prior to the Termination Date, and Shareholder Approval of the Awards granted hereunder.

6.2 Vesting Conditions. Each Award shall become vested, if at all, only upon a Closing prior to the Termination Date, and execution of the Award Agreement.

6.3 Buyer Responsibilities. At the Closing, the Company shall cause the Buyer to assume the Company’s obligation to pay the amounts payable pursuant to the Awards made to the Participants by the Company. Within ninety (90) days after the Closing, Buyer, in its sole discretion, shall determine the portion of the Awards to be paid in cash and the portion of the Awards to be paid in Shares (the Share component of such payment to be based on the Stock Valuation as of the date of issuance of such Shares) (the “Award Determination Date”). If any portion of an Award is paid in Shares by a Buyer, such Shares must be registered for sale under the Securities Act of 1933 on a Form S-8 or other applicable registration form, be validly issued, fully paid and non-assessable, and free from any and all liens, claims, encumbrances and transfer restrictions other than those transfer restrictions set forth in Section 10.1 of this Plan.

6.4 Delivery of Award Payment. Within ten (10) days of the Award Determination Date, unless otherwise provided in the Participant’s Award Agreement, the cash payments and the certificates for all Shares subject to such Award Agreement will be delivered to the Participant, the Participant’s representative (if the Participant has suffered a disability), or the Participant’s estate or heir (if the Participant has died). Alternatively, with respect to the portion of the Awards to be paid in Shares, the Buyer may create a share reserve account with its transfer agent into which it shall place any Shares issued pursuant to an Award Agreement in the name of the respective Participants in lieu of delivering certificates for such Shares as otherwise set forth herein.

ARTICLE VII

SHARE RIGHTS

The Participants who receive Shares under the Plan shall, upon the issuance of such Shares in their name by Buyer, have the same voting, dividend and other rights as all other holders of Buyer’s Common Stock.

ARTICLE VIII

WITHHOLDING TAXES

8.1 General. Buyer shall withhold from any payments on account of an Award all amounts required to be withheld under the Code and any and all other federal, state or local law, rule or regulation from any payment made to such Participant.

8.2 Alternative Withholding. Unless otherwise determined by the Buyer Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement.

ARTICLE IX

TERM OF THE PLAN

9.1 Term. The Plan, as set forth herein, shall remain in effect until all payments have been made as provided herein.

9.2 Amendments and Termination. The Board (and after the Closing, the Buyer Board) may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award, without that Participant’s written consent; provided, however, that prior to a Closing the Board may unilaterally extend the Termination Date in its sole discretion.

ARTICLE X

GENERAL PROVISIONS.

10.1 Legends; Restrictions. All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Buyer Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange or inter-dealer quotation system, upon which the Shares are then listed, and any other applicable federal or state securities laws, and the Buyer Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.2 Other Compensation Arrangements. Nothing contained in the Plan will prevent the Board or the Buyer Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

10.3 No Employment. The adoption of the Plan will not confer upon any employee of the Company or Buyer any right to continued employment with the Company or Buyer, nor will it interfere in any way with the right of the Company or such Buyer to terminate the employment of any of its employees at any time.

10.4 Invalid Provisions. In the event that any provision of the Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

10.5 Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

10.6 Notices. Any notice to be given to the Company pursuant to the provisions of the Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant shall be delivered personally or addressed to him or her at the address as reflected in the personnel records of the Company. Any such notice shall be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed (which mailing shall be by overnight United States mail, return receipt requested) at the time delivered. Delivery of a notice by telecopy (with confirmation) shall be permitted and shall be considered delivery of a notice notwithstanding that it is not an original that is received.

ARTICLE XI

EXECUTION

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name hereto.

SUMMIT GLOBAL PARTNERS, INC.

By:	/s/ C. Jeff Pan
	Name:	C. Jeff Pan
	Title:	President